Exhibit 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2205	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS FIRST QUARTER FISCAL 2021 RESULTS AND DECLARES QUARTERLY CASH DIVIDEND

PMG, North America Display and Semiconductor Wafer Fab Revenues Grow Versus Q1 FY20; All SBUs Grow Versus Q4 FY20

Q1 and FY21 Highlights

•	Net sales of $38.8 million were down less than 5% from last year’s first quarter despite the COVID-19 impact on all three of our strategic business units.
•	Sales increased for PMG, Canvys display solutions in North America and Semiconductor Wafer Fabrication equipment products in the first quarter of fiscal 2021 versus the first quarter of fiscal 2020.
•	Gross margin was 31.8% of net sales for the first quarter of fiscal 2021 versus 31.9% of net sales in the prior year’s first quarter.
•	Operating expenses increased $0.2 million to $13.0 million compared to the prior year’s first quarter. Legal expenses increased by $0.4 million.
•	Operating loss was $0.6 million compared to an operating income of $0.1 million in last year’s first quarter.
•	Cash and investments were $42.5 million as of August 29, 2020 versus $46.5 million at both May 30, 2020 and August 31, 2019.

LaFox, IL, OCTOBER 7, 2020: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its first quarter ended August 29, 2020. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

First Quarter Results

Net sales for the first quarter of fiscal 2021 decreased 4.5% to $38.8 million compared to net sales of $40.7 million in the prior year’s first quarter primarily due to the impact on demand from COVID-19. Richardson Electronics is an “essential business” and continued operating its manufacturing and distribution businesses on a global basis throughout the pandemic under strict safety guidelines. Sales of semiconductor wafer fab equipment specialty products as well as power conversion and RF and microwave components increased from last year’s first quarter, although overall PMT sales decreased $0.3 million or 1.0%. Power grid tube sales were negatively impacted by the pandemic and economic softness. Canvys sales decreased by $0.6 million or 7.8% due to COVID-related pushouts from its European medical OEMs, partially offset by higher North American sales. Richardson Healthcare sales decreased $1.0 million or 34.2% due to reduced or frozen capital expenditure budgets, difficulty reaching hospital staff and a slow ramp-up of patients returning to hospitals for non-COVID-related care. Decreased sales of refurbished CT systems in Latin America also contributed to the revenue decline. Healthcare sales increased 27.7% versus the fourth quarter of 2020.

Gross margin was 31.8% of net sales during the first quarter of fiscal 2021 compared to 31.9% of net sales during the first quarter of fiscal 2020. PMT margin increased to 33.0% from 31.7% due to a favorable product mix and improved manufacturing efficiencies. Also, Canvys margin as a percent of net sales increased to 34.0% from 31.9% as a result of its product mix. Healthcare margin as a percent of net sales was 5.6% in the first quarter of fiscal 2021 due to manufacturing under absorption and inventory reserve costs related to tube development and production improvements on significantly lower net sales.

Operating expenses were $13.0 million in the first quarter of fiscal 2021 compared to $12.8 million in the first quarter of fiscal 2020. The increase in operating expenses resulted from higher legal and employee compensation expenses, partially offset by lower travel expenses. Throughout the pandemic, the Company decided to support its employees through regular merit increases and incentive plans, and by avoiding layoffs or furloughs.

As a result, the Company reported an operating loss of $0.6 million for the first quarter of fiscal 2021 compared to an operating income of $0.1 million in the prior year’s first quarter. Other expense for the first quarter of fiscal 2021, including interest income and foreign exchange, was $0.4 million, compared to other income of $0.2 million in the first quarter of fiscal 2020.

The income tax provision of $0.1 million for the first quarter of fiscal 2021 reflected a provision for foreign income taxes, which was lower than the prior year’s first quarter and no U.S. tax benefit due to the valuation allowance recorded against the net operating loss. Net loss for the first quarter of fiscal 2021 was $1.1 million compared to a net income of $0.2 million in the first quarter of fiscal 2020.

“While our overall results continued to be negatively impacted by the coronavirus, we were pleased with the sales growth in PMG, Canvys North America and in semiconductor wafer fab equipment products as well as higher sales overall compared to the fourth quarter of Fiscal 2020,” said Edward J. Richardson, Chairman, Chief Executive Officer, and President. “We continue to capitalize on all revenue opportunities as well as manage expenses and cash flow appropriately given the ongoing uncertainty in the global economy,” he concluded.

CASH DIVIDEND AND POSITION

The Company also announced today that its Board of Directors declared a $0.06 quarterly dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on November 24, 2020, to common stockholders of record as of November 6, 2020.

Cash and investments at the end of the first quarter of fiscal 2021 were $42.5 million compared to $46.5 million at both the end of fiscal 2020 and at the end of the first quarter of fiscal 2020. The Company spent $0.7 million during the quarter on capital expenditures primarily related to its Healthcare business and IT System, versus $0.3 million during the first quarter of fiscal 2020.

CONFERENCE CALL INFORMATION

On Thursday, October 8, 2020, at 9:00 a.m. CDT, Edward J. Richardson, Chairman and Chief Executive Officer, and Robert J. Ben, Chief Financial Officer, will host a conference call to discuss the Company’s first quarter fiscal year 2021 results.  A question and answer session will be included as part of the call’s agenda.

Participant Instructions

To listen to the call, please dial (USA/CANADA) (866) 784-8065 or (International) (602) 563-8684 and enter Conference ID: 2286803 approximately five minutes before the start of the call.  A replay of the call will be available beginning at 1:00 p.m. CDT on October 8, 2020, for seven days.  The telephone number for the replay is (800) 585-8367; Conference ID: 2286803.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business which are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 3, 2020, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events, or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global provider of engineered solutions, power grid and microwave tubes and related consumables; power conversion and RF and microwave components; high- value flat panel detector solutions, replacement parts, tubes, and service training for diagnostic imaging equipment; and customized display solutions. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific, and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited	Audited
	August 29, 2020	May 30, 2020
Assets
Current assets:
Cash and cash equivalents	$33,495	$30,535
Accounts receivable, less allowance of $254 and $334, respectively	21,591	20,197
Inventories, net	60,160	57,492
Prepaid expenses and other assets	2,390	2,442
Investments - current	9,000	16,000
Total current assets	126,636	126,666
Non-current assets:
Property, plant and equipment, net	17,611	17,674
Intangible assets, net	2,450	2,505
Lease ROU asset	3,151	3,419
Non-current deferred income taxes	468	456
Total non-current assets	23,680	24,054
Total assets	$150,316	$150,720
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,809	$17,372
Accrued liabilities	12,302	10,324
Lease liability current	1,423	1,485
Total current liabilities	28,534	29,181
Non-current liabilities:
Non-current deferred income tax liabilities	170	161
Lease liability non-current	1,701	1,941
Other non-current liabilities	841	777
Total non-current liabilities	2,712	2,879
Total liabilities	31,246	32,060
Stockholders’ equity
Common stock, $0.05 par value; issued and outstanding 11,111 shares at August 29, 2020 and 11,038 shares at May 30, 2020	556	552
Class B common stock, convertible, $0.05 par value; issued and outstanding 2,097 shares at August 29, 2020 and May 30, 2020	105	105
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	61,946	61,749
Retained earnings	52,837	54,764
Accumulated other comprehensive income	3,626	1,490
Total stockholders’ equity	119,070	118,660
Total liabilities and stockholders’ equity	$150,316	$150,720

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Comprehensive Income (Loss)

(in thousands, except per share amounts)

	Three Months Ended
	August 29, 2020	August 31, 2019
Statements of Comprehensive Income (Loss)
Net sales	$38,812	$40,653
Cost of sales	26,453	27,702
Gross profit	12,359	12,951
Selling, general and administrative expenses	12,976	12,847
Loss on disposal of assets	—	1
Operating (loss) income	(617)	103
Other expense (income):
Investment/interest income	(18)	(120)
Foreign exchange loss (income)	442	(110)
Other, net	(18)	(1)
Total other expense (income)	406	(231)
(Loss) income before income taxes	(1,023)	334
Income tax provision	124	177
Net (loss) income	(1,147)	157
Foreign currency translation gain (loss), net of tax	2,136	(716)
Comprehensive income (loss)	$989	$(559)
Net (loss) income per share
Common shares - Basic	$(0.09)	$0.01
Class B common shares - Basic	$(0.08)	$0.01
Common shares - Diluted	$(0.09)	$0.01
Class B common shares - Diluted	$(0.08)	$0.01
Weighted average number of shares:
Common shares – Basic	11,070	10,990
Class B common shares – Basic	2,097	2,097
Common shares – Diluted	11,070	10,990
Class B common shares – Diluted	2,097	2,097
Dividends per common share	$0.060	$0.060
Dividends per Class B common share	$0.054	$0.054

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	August 29, 2020	August 31, 2019
Operating activities:
Net (loss) income	$(1,147)	$157
Adjustments to reconcile net (loss) income to cash used in operating activities:
Depreciation and amortization	873	833
Inventory provisions	237	161
Loss on disposal of assets	—	1
Share-based compensation expense	201	188
Deferred income taxes	2	(48)
Change in assets and liabilities:
Accounts receivable	(854)	2,161
Inventories	(1,621)	(1,357)
Prepaid expenses and other assets	109	625
Accounts payable	(2,734)	(3,955)
Accrued liabilities	1,779	(876)
Other	(202)	56
Net cash used in operating activities	(3,357)	(2,054)
Investing activities:
Capital expenditures	(718)	(339)
Proceeds from maturity of investments	16,000	8,000
Purchases of investments	(9,000)	—
Net cash provided by investing activities	6,282	7,661
Financing activities:
Cash dividends paid	(780)	(775)
Payment of financing lease principal	(45)	(30)
Other	—	4
Net cash used in financing activities	(825)	(801)
Effect of exchange rate changes on cash and cash equivalents	860	(368)
Increase in cash and cash equivalents	2,960	4,438
Cash and cash equivalents at beginning of period	30,535	42,019
Cash and cash equivalents at end of period	$33,495	$46,457

Richardson Electronics, Ltd.

Net Sales and Gross Profit

For the First Quarter of Fiscal 2021 and Fiscal 2020

($ in thousands)

By Strategic Business Unit:

Net Sales
	Q1 FY 2021		Q1 FY 2020	% Change
PMT	$30,252		$30,567	-1.0%
Canvys	6,712		7,277	-7.8%
Healthcare	1,848		2,809	-34.2%
Total	$38,812		$40,653	-4.5%

Gross Profit
	Q1 FY 2021	% of Net Sales	Q1 FY 2020	% of Net Sales
PMT	$9,971	33.0%	$9,679	31.7%
Canvys	2,284	34.0%	2,321	31.9%
Healthcare	104	5.6%	951	33.9%
Total	$12,359	31.8%	$12,951	31.9%